[Smith, Stratton, Wise, Heher & Brennan
                           Letterhead]


January 16, 1997



Alteon Inc.
170 Williams Drive
Ramsey, New Jersey 07647

Ladies and Gentlemen:

     We have acted as counsel to Alteon Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the registration of an aggregate of 2,093,492 shares (the "Shares") of the Company's common stock, $.01 par value, including Shares issuable upon conversion of the Company's Series G Preferred Stock (the "Preferred Stock") and Common Stock Purchase Warrants, dated as of October 9, 1997 (the "Warrants"), which are to be offered by the Selling Stockholders named in the Registration Statement.

     In connection with the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that the Shares, when issued and delivered upon conversion of the Preferred Stock in accordance with the terms of Certificate of Designations therefor and the exercise of the Warrants in accordance with the terms thereof will be legally issued, fully paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement.

                                    Very truly yours,

                                    /s/ Smith, Stratton, Wise,
                                    Heher & Brennan